Exhibit 99

MDU Resources Completes Sale of Oil and Natural Gas Assets
BISMARCK, N.D. - April 5, 2016 - MDU Resources Group, Inc. (NYSE: MDU) announced today that it has finalized the sale of its last marketed oil and natural gas production property. This completes the sale of the oil and natural gas assets marketed by subsidiary Fidelity Exploration & Production Company. Fidelity’s offices, headquartered in Denver, are expected to be closed by mid-year.
Since late 2015, MDU Resources has sold its oil and natural gas production and lease assets under several agreements, including its Bakken assets in North Dakota; its Baker and Bowdoin assets, primarily in Montana; its Powder River Basin assets in Wyoming; its Greater Gulf Coast assets, primarily in Texas; its Cedar Creek Anticline assets in Montana; and its Paradox Basin assets in Utah.
“This completes the final sale of our Fidelity properties,” said David L. Goodin, president and CEO of MDU Resources. “Exiting the E&P business lowers our risk profile, and it allows us to focus more on growing our other business operations.”
The company, in aggregate, recognized proceeds and tax benefits of approximately $500 million from the oil and natural gas asset sales. MDU Resources is using the proceeds primarily to repay debt associated with Fidelity. The company expects to reinvest proceeds in excess of debt repayments into its other business units, including the utility operations’ $1.5 billion, five-year capital expenditure program.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities, pipeline and midstream operations, construction materials and services and a diesel refinery. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial Contact: Rick Matteson, director of investor relations, 701-530-1057
Media Contact: Laura Lueder, corporate public relations manager, 701-530-1095